Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
EUROPEAN WAX CENTER, INC.

European Wax Center, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.       The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article ELEVENTH thereof and by substituting in lieu of said Article the following new Article:

11.1          To the fullest extent permitted under the General Corporation Law, as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader exculpation than permitted prior thereto), no Director or officer shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a Director or officer.

11.2          Any amendment, repeal or modification of Section 11.1 shall not adversely affect any right or protection of a Director or officer existing at the time of such amendment, repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification.

2.       The Board of Directors of the Corporation has duly adopted resolutions (i) declaring this Certificate of Amendment to be advisable, (ii) adopting and approving this Certificate of Amendment, (iii) directing that this Certificate of Amendment be submitted to the stockholders of the Corporation for their approval at the 2023 Annual Meeting of the stockholders of the Corporation and (iv) recommending to the stockholders of the Corporation that this Certificate of Amendment be approved.

3.       This Certificate of Amendment was submitted to and duly adopted and approved by the stockholders of the Corporation at the 2023 Annual Meeting of the stockholders of the Corporation in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

4.       This Certificate of Amendment has been duly authorized, adopted and approved by the Board of Directors of the Corporation in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware.

Executed on June 7, 2023

European Wax Center, Inc.

/s/ Gavin O’Connor
By:	Gavin O’Connor
Chief Legal Officer, Chief Human Resources Officer and Corporate Secretary